Registration No. 333-201660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE RYLAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-0849948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3011 Townsgate Road, Suite 200, Westlake Village, California 91361-3027

(Address of Principal Executive Offices) (ZIP Code)

Timothy J. Geckle

Senior Vice President, General Counsel and Secretary

The Ryland Group, Inc.

3011 Townsgate Road, Suite 200

Westlake Village, California 91361

(805) 367-3800

(Name, address and telephone

number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact name of co-registrant as specified in its charter	Jurisdiction of incorporation or organization	I.R.S. Employer Identification No.
RH Builders of Indiana, Inc.	Indiana	35-1969234
RH Investment of Indiana, Inc.	Indiana	35-1969241
RH of Indiana, L.P.	Indiana	35-1968182
RH of Texas Limited Partnership	Maryland	74-2664253
Ryland Communities, Inc.	Florida	59-1741950
Ryland Homes Investment-Texas, Inc.	Maryland	52-1816608
Ryland Homes Nevada, LLC	Delaware	81-0600913
Ryland Homes of Texas, Inc.	Texas	75-2473699
Ryland Homes of Arizona, Inc.	Arizona	86-0785389
Ryland Homes of California, Inc.	Delaware	95-2635472
Ryland Organization Company	California	95-4868586
Ryland Ventures III, Inc.	Maryland	52-1733016
The Regency Organization, Inc.	Florida	59-2367217
The Ryland Corporation	California	95-4868582

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The Ryland Group, Inc., a Maryland corporation, is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered pursuant to the Registration Statement on Form S-3 filed on January 25, 2015 (file no. 333-201660) (the “Registration Statement”) by The Ryland Group, Inc. (the “Company”), RH Builders of Indiana, Inc., RH Investment of Indiana, Inc., RH of Indiana, L.P., RH of Texas Limited Partnership, Ryland Communities, Inc., Ryland Homes Investment-Texas, Inc., Ryland Homes Nevada, LLC, Ryland Homes of Texas, Inc., Ryland Homes of Arizona, Inc., Ryland Homes of California, Inc., Ryland Organization Company, Ryland Ventures III, Inc., The Regency Organization, Inc., The Ryland Corporation (collectively, the “Guarantors” and together with the Company, the “Registrants”) with respect to (i) an indeterminate number of Debt Securities, Common Stock (par value $1.00 per share), Preferred Stock (par value $1.00 per share), Depositary Shares, Warrants, Stock Purchase Units, Stock Purchase Contracts of the Company, (ii) Guarantees of Debt Securities by the Guarantors and (iii) Units comprising one or more classes of securities above.

The Company has entered into an amended merger agreement with Standard Pacific Corp., a Delaware corporation (“Standard Pacific”), as of June 14, 2015. The Company and Standard Pacific have agreed to the merger of the Company with and into Standard Pacific, with Standard Pacific continuing as the surviving corporation in the merger under the name CalAtlantic Group, Inc. (the “Merger”). In connection with the Merger, the offerings pursuant to the Registration Statement have been terminated. The Registrants hereby remove from registration any of the securities of the Registrants registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 1st day of October, 2015.

THE RYLAND GROUP, INC.

By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry T. Nicholson	Larry T. Nicholson President and Chief Executive Officer (Principal Executive Officer)	October 1, 2015
Larry T. Nicholson

/s/ Gordon A. Milne	Gordon A. Milne Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2015
Gordon A. Milne

A majority of the Board of Directors:

William L. Jews, Ned Mansour, Robert E. Mellor, Norman J. Metcalfe, Larry T. Nicholson, Charlotte St. Martin, Robert G. van Schoonenberg

/s/ Timothy J. Geckle	As Attorney-in-Fact	October 1, 2015
Timothy J. Geckle

On behalf of the Co-Registrants

Pursuant to the requirements of the Securities Act of 1933, as amended, each undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 1st day of October, 2015.

RH BUILDERS OF INDIANA, INC.(1)	RH INVESTMENT OF INDIANA, INC.(1)
RH OF INDIANA, L.P.(2)	RH OF TEXAS LIMITED PARTNERSHIP(3)
RYLAND COMMUNITIES, INC.(1)	RYLAND HOMES INVESTMENT-TEXAS, INC.(1)
RYLAND HOMES NEVADA, LLC(4)	RYLAND HOMES OF TEXAS, INC.(1)
RYLAND HOMES OF ARIZONA, INC.(1)	RYLAND HOMES OF CALIFORNIA, INC.(1)
RYLAND ORGANIZATION COMPANY(5)	RYLAND VENTURES III, INC.(1)
THE REGENCY ORGANIZATION, INC.(6)	THE RYLAND CORPORATION(1)

(1) By:	/s/ Timothy J. Geckle		(2) By:	RH Builders of Indiana, Inc. Its: General Partner
Name: Timothy J. Geckle Title: Secretary
				By:	/s/ Timothy J. Geckle
Name: Timothy J. Geckle Title: Secretary

(3) By:	Ryland Homes of Texas, Inc. Its: General Partner		(4) By:	The Ryland Group, Inc. Its: Sole Member

	By:	/s/ Timothy J. Geckle		By:	/s/ Timothy J. Geckle
		Name: Timothy J. Geckle Title: Secretary			Name: Timothy J. Geckle Title: Secretary

(5) By:	/s/ Timothy J. Geckle		(6) By:	/s/ Timothy J. Geckle
	Name: Timothy J. Geckle Title: Secretary			Name: Timothy J. Geckle Title: Secretary